Exhibit 99.1

Shiner International, Inc. Announces Receipt of Multi-Million Chinese Government Subsidy for its Packaging Industrial Park Construction Project

HAINAN, China, Oct. 12 /PRNewswire-Asia/ -- Shiner International, Inc. (Nasdaq: BEST - News; website: http://www.shinerinc.com ), a market leader in the food safe packaging and anti-counterfeiting packaging industries, today announced that the Company's Packaging Industrial Park Project in Hainan was listed as a "Budgeted Investment Plan" by the Chinese central government and received a subsidy of 29 million RMB or approximately $4.26 million towards its construction.

"We are delighted that our project has been designated as a National Budgeted Investment Plan," Mr. Jian Fu, Shiner's CEO commented. "For quite some time, the Chinese domestic market has relied on the importing of high quality packaging films for high-end consumer products at great expense to Chinese manufacturers. In recent years, the central government has begun to realize the importance of domestically developed key technology products that utilize intellectual property that is developed and owned by Chinese companies such as Shiner. Recognizing that our Packaging Industrial Park Project will allow us to manufacture many of our patented products in a state of the art facility, the central government awarded us this subsidy. The funds received from the government will be used for the construction of infrastructures, improvement of capacity and recruitment of senior technical staff for the project. We believe the construction of this project, with the government's assistance, will enable us to deliver quality products at competitive prices to new and existing customers in the domestic and international markets."

About Shiner International, Inc.

NASDAQ listed Shiner International ( http://www.shinerinc.com ) is a U.S. corporation that has its primary operations in China. Headquartered in the city of Haikou -- China's "Hawaii" -- Shiner's products include coated packaging film, shrink-wrap film, common packaging film, anti-counterfeit laser holographic film and color-printed packaging materials. Approximately 60 percent of Shiner's current customers are located in China, with the remainder spanning Southeast Asia, Europe, the Middle East and North America. Shiner holds 14 patents on products and production equipment, and has an additional eight patent applications pending. The Company's coated films meat the approval of U.S. FDA requirements, as well as those required for food packaging sold in the EU. Shiner's product manufacturing process is certified under ISO 9001:2000.

Safe Harbor Statement

All statements in this press release that are not historical are forward- looking statements made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. You are cautioned not to place undue reliance on any forward-looking statements in this press release as they reflect Shiner International, Inc.'s current expectations with respect to future events and are subject to risks and uncertainties that may cause actual results to differ materially from those contemplated. Potential risks and uncertainties include, but are not limited to, the risks described in Shiner's filings with the Securities and Exchange Commission.

###

For more information, please contact:

     Corporate Contact:
     Mr. Qingtao Xing
     President
     Shiner International, Inc.
     Tel: +86-1387-6683-099
     Email:  qingtao.xing@shinerinc.com or info@shinerinc.com

Ms. Feng Zou
     Corporate Secretary
     Shiner International, Inc.
     Tel: +86-1500-8081-666
     Email:  feng.zou@shinerinc.com